UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

OPORTUN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

FINDELL CAPITAL MANAGEMENT LLC FINDELL CAPITAL PARTNERS LP FINN MANAGEMENT GP LLC BRIAN FINN SANDRA BELL WARREN WILCOX
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Findell Capital Management LLC, together with the other participants named herein (collectively, “Findell”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Findell’s slate of director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Oportun Financial Corporation, a Delaware corporation (the “Company”).

Item 1: On March 27, 2025, Findell issued the following press release:

FINDELL CAPITAL MANAGEMENT RESPONDS TO OPORTUN (NASDAQ: OPRT) BOARD COMMENTS, ANNOUNCES NOMINATION OF SANDRA BELL AND WARREN WILCOX

Expresses Confidence in Expertise and Experience of Ms. Bell and Mr. Wilcox to Drive Much-Needed Governance and Operational Improvements

Points Out Record of Value Destruction by Management and Legacy Board, Credits Recent Stock Price Improvement to Findell’s Involvement and Oversight Provided by New Directors

NEW YORK, March 27th 2025 – Findell Capital Management LLC (“Findell”), which beneficially owns approximately 9.2% of the outstanding common stock of Oportun Financial Corporation (“Oportun”), today issued an open letter to the board of directors (“Board”) and shareholders of Oportun (NASDAQ: OPRT) responding to the Board’s comments of March 20, 2025 and announcing that it has nominated Sandra Bell and Warren Wilcox, two highly qualified director candidates with extensive lending and public board experience to act as independent stockholder fiduciaries.

The full text of the letter can be found on Findell’s website (see here) and below:

To the Board of Directors and our Fellow Stockholders:

Findell Capital Management LLC (together with certain of its affiliates, “Findell,” “we,” “us,” or “our”) announced today that we have nominated two highly qualified director candidates, Sandra Bell and Warren Wilcox, to the board of directors (the “Board”) of Oportun Financial Corporation (“Oportun” or the “Company”).

We believe that the addition of Ms. Bell and Mr. Wilcox to the Board is necessary to address the governance issues plaguing the Company and impeding long-term value realization. The current ten-member classified Board continues to be controlled by six legacy directors whose lack of lending experience, troubling interpersonal ties and overall track record raise serious concerns for us about their ability to continue to oversee the Company.

In response to our open letter last week, Oportun issued a public statement in which its leadership touts the Company’s recent results and argues that they justify not making governance improvements. While we welcome the opportunity for constructive dialogue, we feel it is important to correct the record by providing context to claims made in the Company’s recent statement.

Oportun’s stock price reached a high of $27.95 on November 12, 2021; then, after what we can only characterize as a series of costly, unforced errors, the stock fell to around $3 in early 2023, closing below $3.00 on multiple trading days throughout March 2023. This was when Findell stepped in. After a series of letters, both public and private, and our active engagement with the Company, three new directors with extensive lending experience, two of whom were put forward by Findell, joined the Board in 2024, and the stock has since recovered to approximately $6.00, where it sits today.

We believe it is rich for the legacy Board and management to take credit for the recent improvement in stock price given their decisions drove Oportun to the brink of insolvency and the drastic improvements since then have flowed almost entirely from our entreaties and the involvement of our seasoned lending executives to shepherd along those changes.

The reality of this business is simple - Oportun has a loan book of approximately $3 billion that throws off $1 billion in interest revenue and, if operated in line with competitive benchmarks, should generate more than $250 million in pre-tax income. That this Board appears to be taking a victory lap because the Company’s market cap went from $100 million to $225 million reveals how clueless they are to their own ineptitude as well as the full potential of Oportun.

There were other misleading claims in their response that we believe demonstrated a dim understanding of their own operating economics. Oportun claimed for instance that they exceeded our cost cut calls – we called for $450 million in total operating expenses in our original letter in early 2023 and they are at $400 million today.

They failed to note that during the two subsequent years following our letter, origination volume declined from $3 billion in 2022 to $1.8 billion in 2024, while income producing assets fell by 10%. Their cost reductions did not keep up with these declines, which is why the business was still not profitable in calendar 2024.

While we are happy to give some credit to the Board for at least partially enacting obvious and necessary changes, the reality is that had Oportun reacted fully and promptly, we believe expensive dilution would not have been necessary.

Instead, the Board has slow played what should have been obvious changes and has acted in our view as generally contemptuous towards stockholders, of which we are the largest.

We can see this today in their refusal to make the critical operational and governance improvements that we have called for in our public letters, which would, we believe, drive earnings and associated multiples substantially higher upon adoption.

In the coming weeks, Oportun will have to answer two questions:

•	Why will this lending company not commit to having an independent director with lending experience as lead director – one with no ties to current management or legacy Board members?
•	Why is it in the interest of the stockholders of a lending company with a $225 million market cap to retain six legacy directors with no lending experience, close ties to each other and management, and most concerning, a disastrous track record as stockholder fiduciaries?

We believe that Oportun is a gem of a lending business that is dramatically underperforming and undervalued, and as long as the status quo persists and the above questions remain unanswered, it falls to stockholders to take advantage of this opportunity to drive substantive change at the Company’s upcoming annual meeting by electing our two independent and highly qualified nominees, Warren Wilcox and Sandra Bell.

Sandra Bell currently serves as an Independent Director of Chimera Investment Corporation, where she chairs the Risk Committee and serves on the Audit Committee.  Ms. Bell also serves as a Managing Director in the Interim Management Practice at Riveron Consulting, LLC.  Previously, Ms. Bell served as the Chief Financial Officer of Tiptree Inc. (“Tiptree”). Prior to Tiptree, Ms. Bell served as Chief Financial Officer of Prospect Mortgage, LLC and as Chief Financial Officer of PHH Corporation. Before that, Ms. Bell served as Executive Vice President and Chief Financial Officer of the Federal Home Loan Bank of Cincinnati and as a Managing Director at Deutsche Bank Securities in project and structured finance. Ms. Bell received an MBA from Harvard Business School.

Warren Wilcox has served on several boards, both public and private; including Encore Capital Group, Inc., the second largest debt buyer and collector in the U.S., and InfoArmor, Inc., a venture-backed identity protection company acquired by Allstate Corporate in 2018. Most recently, Mr. Wilcox has been instrumental in the creation of 3 new fintech startups, including Mercury Financial LLC, a financial technology company providing Mastercard-branded credit cards and personal loans to sub-prime and middle-market consumers. Previously, he served as the Head of Advisory Services at Visa Inc., Vice Chairman of Providian Financial Corporation, EVP at FleetBoston Financial Corporation, and EVP of Household International’s credit card unit. Mr. Wilcox has an M.S. in Management degree from Purdue University.

We believe Ms. Bell and Mr. Wilcox possess the lending and financial services skills and the hands-on industry and board and experience to point Oportun in the right direction and ensure that the interests of stockholders, not those of Board members or management, are put first in the Board room.

We encourage all stockholders to reach out to management and the board to voice their concerns and look forward to sharing more about our highly qualified nominees and their plans to bring meaningful change to Oportun in the weeks to come.

Sincerely,

Brian Finn
CIO
Findell Capital

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Findell Capital Management LLC, ("Findell"), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of Findell's slate of highly-qualified director nominees at the 2025 annual meeting of stockholders of Oportun Financial Corporation, a Delaware corporation (the "Company").

FINDELL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the anticipated proxy solicitation are expected to be Findell, Findell Capital Partners, LP ("Findell Partners"), Finn Management GP LLC ("Findell Management"), Brian Finn, Sandra Bell and Warren Wilcox.

As of the date hereof, Findell Partners directly beneficially owns 2,011,000 shares of common stock, $0.0001 par value per share (the "Common Stock"), of the Company, 1,000 shares of which are held in record name. As the investment manager of Findell Partners and certain separately managed accounts (the "Findell SMAs"), Findell may be deemed to beneficially own the 2,011,000 shares of Common Stock beneficially owned directly by Findell Partners and the 1,310,300 shares of Common Stock held in the Findell SMAs. As the general partner of Findell Partners, Findell GP may be deemed to beneficially own the 2,011,000 shares of Common Stock beneficially owned directly by Findell Partners. As the member and sole director of Findell and the managing member of Findell GP, Mr. Finn may be deemed to beneficially own the 2,011,000 shares of Common Stock beneficially owned directly by Findell Partners and the 1,310,300 shares of Common Stock held in the Findell SMAs. As of the date hereof, neither Ms. Bell nor Mr. Wilcox own any shares of Common Stock.

Contact:

Findell Capital Management, LLC
88 Pine Street, 22nd Fl.
New York, NY 10005
info@findell.us

Item 2: Also on March 27, 2025, Findell published certain materials on its website, findell.us, which are attached hereto in Exhibit 99.1 and incorporated herein by reference.